Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021, relating to the consolidated financial statements of Grindrod Shipping Holdings Ltd., appearing in its Annual Report on Form 20-F of Grindrod Shipping Holdings Ltd. for the year ended December 31, 2020.

/s/ Deloitte & Touche, LLP

Singapore
March 11, 2022